Exhibit 99.1
                              Allen Organ Company
                       150 Locust Street Macungie, PA 18062
                            Phone:    610-966-2200



                    NEWS RELEASE - FOR IMMEDIATE RELEASE
                                NASDAQ-AORGB
April 11, 2005                   CONTACT: Steven Markowitz (610) 966-2200
                                                    smarko@allenorgan.com
Allen Organ Company (NASDAQ - AORGB) Macungie, PA announced today that it plans to voluntarily deregister its Class B common stock under the Securities Exchange Act of 1934 on or about May 12, 2005. The Company's decision to deregister its Class B common stock was made after consideration by management and the Board of Directors of the advantages and disadvantages of continuing Exchange Act registration, given the rising costs and demands on management time arising from increasingly complex SEC and NASDAQ compliance requirements. The Company is eligible to deregister because it has fewer than 300 Class B shareholders of record. The Board of Directors believes that, although liquidity for the Class B common stock may be reduced and the price of the stock could decrease, at least in the near term, the accounting, legal and administrative savings associated with deregistration, both in terms of cost and management time, are in the best interests of the Company and its shareholders.

For the Company's size and thinly-traded nature of its stock, the Board believes that the financial and strategic burdens of continued Exchange Act registration are disproportionate to the benefits of maintaining registered status. In light of current and expected future regulatory requirements, especially those stemming from the Sarbanes-Oxley Act of 2002, the Company estimates that Exchange Act deregistration will save approximately $500,000 in direct costs over the next two years, and may result in ongoing annual savings of about $250,000 to $400,000 after that time, in addition to eliminating indirect costs. The Company had also expected that implementation of these regulatory requirements would have required a significant amount of time and attention of key management personnel in each of its operating segments. The Company has made significant progress in recent quarters growing the business and improving operating results. Without the extra burdens related to these new regulatory requirements, management will be able to continue focusing its attention and resources on the Company's business and operations.

The Company expects that deregistration of the Class B common stock will become effective within 90 days after it files SEC Form 15. Upon filing the Form 15, the Company's obligation to file reports under the Exchange Act, including Forms 10-K, 10-Q and 8-K, will immediately be suspended and future reports will not be available through the SEC EDGAR system. The Company currently intends, however, to make available periodic financial information and audited annual financial statements to Class B shareholders following deregistration of the Class B common stock.

Following deregistration, the Company's Class B common stock will no longer be eligible for listing on NASDAQ. The Company anticipates that following the Form 15 filing in mid-May and subsequent delisting of the Class B common stock from NASDAQ, the Class B common stock will continue to be publicly traded "over the counter" and quoted by the Pink Sheets Electronic Quotation Service, to the extent that broker-dealers commit to make a market in the Class B shares. The Pink Sheets is a centralized electronic quotation service that collects and publishes market maker quotes in real time, primarily through its website at www.pinksheet.com. The Company can provide no assurance that any broker-dealer will make a market in the Company's stock, which is a requirement for Pink Sheet quotations.

Steven Markowitz, President and Chief Executive Officer of the Company, said, "The implementation and ongoing compliance costs associated with the Sarbanes-Oxley Act, particularly costs of Section 404 compliance which we would otherwise now need to begin incurring, are substantial for a company of our size. We believe that these funds and management's efforts are better used to enhance the Company's business operations. We remain committed to continuing our growth and improving operating results."

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